PRESS RELEASE

For Immediate Release	July 21, 2006

First National Lincoln Corporation Authorizes

Stock Repurchase Program

DAMARISCOTTA, ME., July 21, 2006 -- First National Lincoln Corporation (Nasdaq NM: FNLC), today announced that its Board of Directors has authorized the repurchase of up to 250,000 shares of the Company's common stock or approximately 2.5% of the outstanding shares. The new buyback program will commence on or about July 27, 2006.

The Company expects such repurchases to be effected from time to time, in the open market, in private transactions or otherwise, during a period of up to 24 months. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including the price of the Company's stock and the level of stock issuances under the Company's employee stock plans. No assurance can be given as to the specific timing of the share repurchases or as to whether and to what extent the share repurchase will be consummated.

"Repurchasing our shares continues to be in the best interest of our shareholders," noted Daniel R. Daigneault, FNLC's President and Chief Executive Officer. "Under the last buyback program announced in January of 2005, the Company repurchased nearly 250,000 shares – this new program will allow us to continue repurchasing stock if it becomes available and makes sense for the Company at that time. It is also an excellent method to make shares available for our dividend reinvestment plan and employee stock programs without diluting the existing shares outstanding."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.